ARGENTEX ANNOUNCES BROKERED PRIVATE PLACEMENT
FOR UP TO C$20 MILLION

Vancouver, BC, Canada – May 26, 2011 – Argentex Mining Corporation (“Argentex” or the “Company”) (TSX-V: ATX; OTCBB: AGXM), today announced that it has engaged an Agent (the "Agent") pursuant to which the Agent has agreed to lead a syndicate in offering for sale, on a best efforts private placement basis, up to 17,391,304 units of the Company (the "Units") at a price per Unit of C$1.15 (the "Unit Price") for gross proceeds to the Company of up to C$20,000,000 (the "Offering").

Each Unit will consist of one common share in the capital of the Company (a "Common Share") and one half of one Common Share purchase warrant (each whole warrant, a "Warrant"). Each Warrant will entitle the holder to purchase one Common Share (each a “Warrant Share”) for a period of 24 months following the closing of the Offering at an exercise price of C$1.70 per Common Share. The private placement is expected to close on June 21, 2011 or such other date as the Company and the Agent agree.

Argentex intends to use the net proceeds of the Offering to fund exploration programs at its mineral properties in the Patagonia region of Argentina, for working capital and for general corporate purposes.

The Warrants will not be transferable. Common Shares issued as part of a Unit will be subject to the resale restrictions imposed by both the Canadian and the U.S. securities laws and will be subject to a minimum hold period of six (6) months from the day of closing. Warrant Shares will be subject to a minimum hold period of six months from the date of exercise, but Argentex has agreed to file a resale registration statement with the U.S. Securities and Exchange Commission (the “SEC”) registering the Warrant Shares for resale. If and when this registration statement is declared effective by the SEC, Warrant Shares will be eligible for immediate resale pursuant to the registration statement, provided that the hold periods in Canada have expired.

The securities described herein have not been registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. In addition, the Offering is subject to the approval of the TSX Venture Exchange.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of the securities in any State where such offer, solicitation, or sale would be unlawful.

On behalf of Argentex Mining Corporation:

"Ken E. Hicks"
President

For additional information please contact:
Peter A. Ball
Executive Vice President Corporate Development
Phone: 604-568-2496 or 1-888-227-5285
Email:peter@argentexmining.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements. Forward-looking statements in this news release include the statement that the private placement is expected to close on or before June 21, 2011, that Argentex intends to use the net proceeds of the Offering to fund exploration programs at its mineral properties in the Patagonia region of Argentina, for working capital and for general corporate purposes and that a registration statement will be filed with, or be declared effective by, the Securities and Exchange Commission. Actual results may differ materially from those currently anticipated due to a number of factors beyond the Company’s control. These risks and uncertainties include, among other things, market factors (including interest in investing in the Offering) and risks that are inherent in Argentex's operations including the risk that the Company may not find any minerals in commercially feasible quantity or raise funds sufficient to prosecute its exploration plans. These and other risks are described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.